CONSENT OF PETER MONTANO

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled "Fekola Gold Mine, Mali, NI 43-101 Technical Report" dated effective December 31, 2019, (ii) the mineral reserve estimates for the Fekola complex, Masbate project and Otjikoto project, and (iii) the report titled "Otjikoto Gold Mine, Namibia, NI 43-101 Technical Report" dated effective December 31, 2018, included in or incorporated by reference in the Annual Report on Form 40-F filed by B2Gold Corp., for the year ended December 31, 2022 and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Peter Montano

Peter Montano

August 3, 2023